Exhibit 99.1

News Release

MasterCard Incorporated Reports

Fourth-Quarter and Full-Year 2010

Financial Results

•	Fourth-quarter net income of $415 million, or $3.16 per diluted share

•	Fourth-quarter net revenue increase of 10.7%, to $1.4 billion

•	Fourth-quarter gross dollar volume up 11.0% and purchase volume up 10.8%

•	Fourth-quarter operating income increase of 21.6%

Purchase, NY, February 3, 2011 – MasterCard Incorporated (NYSE:MA) today announced financial results for the fourth quarter 2010. The company reported net income of $415 million, up 41.2%, and earnings per diluted share of $3.16, up 41.1%, in each case versus the year-ago period.

Net revenue for the fourth quarter of 2010 was $1.4 billion, a 10.7% increase versus the same period in 2009. On a constant currency basis, net revenue increased 13.0% compared to the same period in 2009. Net revenue growth was driven by the impact of the following:

•	An increase in cross-border volumes of 18.7%;

•	An 11.0% increase in gross dollar volume on a local currency basis, to $752 billion; and

•	Pricing changes of approximately 5 percentage points.

These factors were partially offset by an increase in rebates and incentives primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 10.8% on a local currency basis versus the fourth quarter of 2009, to $567 billion. The number of processed transactions increased 6.3% compared to the same period in 2009, to 6.2 billion. As of December 31, 2010, the company’s customers had issued 1.6 billion MasterCard and Maestro-branded cards.

“2010 proved to be a good year for MasterCard. Our business momentum was fueled by products and solutions that create efficiencies for cardholders, businesses and governments while driving future growth,” said Ajay Banga, MasterCard president and chief executive officer. “Importantly, our strategic investments—including the acquisition of DataCash, our pending acquisition of Travelex’s program management business and the Telefónica joint venture—will continue to enhance our e-Commerce, prepaid, and mobile capabilities, positioning us at the forefront of global payments innovation.”

Banga continued, “We are pleased to have ended the year with a strong fourth quarter. Our net revenue was up almost 11%, with underlying growth showing quarter-over-quarter improvement in all regions, and our operating income grew nearly 22%.”

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MasterCard Incorporated – Page 2

Total operating expenses increased 4.6%, to $869 million, during the fourth quarter of 2010 compared to the same period in 2009. Excluding currency fluctuations, operating expenses were up 6.1%. The increase in total operating expenses was driven by:

•	A 6.8% increase in advertising and marketing to $305 million, primarily due to customer-specific initiatives and sponsorships. Advertising and marketing spend grew 8.2% on a constant currency basis.

•

A 2.3% increase in general and administrative expenses, primarily due to increased investments in support of strategic growth initiatives and the inclusion of DataCash’s expenses, partially offset by lower severance costs. General and administrative expenses grew 3.9% on a constant currency basis.

In the fourth quarter of 2010, operating income increased 21.6% over the year-ago period and the company delivered an operating margin of 39.6%.

MasterCard reported other income of $13 million in the fourth quarter of 2010 versus other expense of $10 million in the fourth quarter of 2009. The change was driven by a decrease in interest expense due to lower interest accretion related to a litigation settlement, lower interest on tax liabilities and an increase in investment income.

MasterCard’s effective tax rate was 28.7% in the fourth quarter of 2010, versus a rate of 35.8% in the comparable period in 2009. The decrease was primarily due to a benefit recorded in connection with the repatriation of foreign earnings.

Full-Year 2010 Results

For the year ended December 31, 2010, MasterCard reported net income of $1.8 billion, or $14.05 per diluted share.

Net revenue for the full-year 2010 was $5.5 billion, an increase of 8.6% versus 2009. On a constant currency basis, net revenue increased 9.5%. Cross-border volume growth of 15.2% and gross dollar volume growth of 9.1%, contributed to the net revenue growth in the full-year period. In addition, a pricing contribution of approximately 5 percentage points was offset by an increase in rebates and incentives due to new and renewed customer agreements and increased volumes.

Total operating expenses decreased 1.8%, to $2.8 billion, for 2010 compared to 2009, primarily due to lower personnel costs, partially offset by increased expense related to strategic initiatives, marketing and travel and entertainment. Excluding currency fluctuations, total operating expenses decreased 1.1%.

Operating income increased 21.8% for 2010 versus 2009. The company’s operating margin was 49.7% for the full-year period.

MasterCard Incorporated – Page 3

Total other income was $5 million for the full-year 2010 versus total other expense of $42 million in 2009. This was driven by a decrease in interest expense primarily due to lower interest accretion related to previous litigation settlements.

MasterCard’s effective tax rate was 33.0% for the full-year 2010, versus a rate of 34.1% for the full-year 2009. The decrease was primarily due to benefits recorded in connection with the repatriation of foreign earnings.

Fourth-Quarter and Full-Year Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year financial results.

The dial-in information for this call is 866-314-5050 (within the U.S.) and 617-213-8051 (outside the U.S.) and the passcode is 18859734. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 31243954.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

As a leading global payments company, MasterCard Incorporated prides itself on being at the heart of commerce, helping to make life easier and more efficient for everyone, everywhere. MasterCard serves as a franchisor, processor and advisor to the payments industry, and makes commerce happen by providing a critical economic link among financial institutions, governments, businesses, merchants, and cardholders worldwide. In 2010, $2.7 trillion in gross dollar volume was generated on its products by consumers around the world. Powered by the MasterCard Worldwide Network – the fastest payment processing network in the world – MasterCard processes over 23 billion transactions each year and has the capacity to handle 140 million transactions per hour, with an average network response time of 140 milliseconds and with 99.99 percent reliability. MasterCard advances global commerce through its family of brands, including MasterCard®, Maestro®, and Cirrus®; its suite of core products such as credit, debit, and prepaid; and its innovative platforms and functionalities, such as MasterCard PayPass™ and MasterCard inControl™. MasterCard serves consumers, governments, and businesses in more than 210 countries and territories. For more information, please visit us at www.mastercard.com.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to MasterCard’s ability to continue to enhance its e-Commerce, prepaid and mobile capabilities through acquisitions and other strategic investments.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2009, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2010 and 2011, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in millions, except per share data)
Revenues, net	$1,438	$1,299	$5,539	$5,099
Operating Expenses
General and administrative	518	507	1,852	1,935
Advertising and marketing	305	286	782	756
Litigation settlements	4	—	5	7
Depreciation and amortization	42	38	148	141

Total operating expenses	869	831	2,787	2,839

Operating income	569	468	2,752	2,260
Other Income (Expense)
Investment income, net	23	16	57	58
Interest expense	(9)	(23)	(52)	(115)
Other income (expense), net	(1)	(3)	—	15

Total other income (expense)	13	(10)	5	(42)

Income before income taxes	582	458	2,757	2,218
Income tax expense	167	164	910	755

Net income	415	294	1,847	1,463
Income attributable to non-controlling interests	—	—	(1)	—

Net Income Attributable to MasterCard	$415	$294	$1,846	$1,463

Basic Earnings per Share	$3.17	$2.25	$14.10	$11.19

Basic Weighted Average Shares Outstanding	131	130	131	130

Diluted Earnings per Share	$3.16	$2.24	$14.05	$11.16

Diluted Weighted Average Shares Outstanding	131	130	131	130

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2010	December 31, 2009
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,067	$2,055
Investment securities available-for-sale, at fair value	831	824
Investment securities held-to-maturity	300	—
Accounts receivable	650	536
Settlement due from customers	497	459
Restricted security deposits held for customers	493	446
Prepaid expenses	315	313
Deferred income taxes	216	244
Other current assets	85	126

Total Current Assets	6,454	5,003

Property, plant and equipment, at cost, net of accumulated depreciation	439	449
Deferred income taxes	5	264
Goodwill	677	309
Other intangible assets, net of accumulated amortization	530	415
Auction rate securities available-for-sale, at fair value	106	180
Investment securities held-to-maturity	36	338
Prepaid expenses	365	328
Other assets	225	184

Total Assets	$8,837	$7,470

LIABILITIES AND EQUITY

Accounts payable	$272	$290
Settlement due to customers	636	478
Restricted security deposits held for customers	493	446
Obligations under litigation settlements	298	607
Accrued expenses	1,315	1,225
Other current liabilities	129	121

Total Current Liabilities	3,143	3,167
Deferred income taxes	74	80
Obligations under litigation settlements	4	263
Long-term debt	—	22
Other liabilities	400	426

Total Liabilities	3,621	3,958
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 129,436,818 and 116,534,029 shares issued and 122,696,228 and 109,793,439 outstanding, respectively	—	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 8,202,380 and 19,977,657 issued and outstanding, respectively	—	—
Class M common stock, $.0001 par value; authorized 0 and 1,000,000 shares, 0 and 1,812 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,445	3,412
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250)	(1,250)
Retained earnings	2,915	1,148
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	105	212
Defined benefit pension and other postretirement plans, net of tax	(12)	(15)
Investment securities available-for-sale, net of tax	2	(3)

Total accumulated other comprehensive income	95	194

Total Stockholders’ Equity	5,205	3,504
Non-controlling interests	11	8

Total Equity	5,216	3,512

Total Liabilities and Equity	$8,837	$7,470

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Twelve Months Ended December 31,
	2010	2009
	(in millions)
Operating Activities
Net income	$1,847	$1,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148	141
Share based payments	63	88
Stock units withheld for taxes	(126)	(28)
Tax benefit for share based compensation	(85)	(39)
Impairment of assets	4	16
Accretion of imputed interest on litigation settlements	35	86
Deferred income taxes	248	337
Other	2	(11)
Changes in operating assets and liabilities:
Accounts receivable	(115)	122
Income taxes receivable	(50)	190
Settlement due from customers	(61)	54
Prepaid expenses	(48)	(113)
Obligations under litigation settlement	(603)	(939)
Accounts payable	(19)	34
Settlement due to customers	186	(66)
Accrued expenses	265	82
Net change in other assets and liabilities	6	(39)

Net cash provided by operating activities	1,697	1,378

Investing Activities
Acquisition of business, net of cash acquired	(498)	(3)
Purchases of property, plant and equipment	(61)	(57)
Capitalized software	(90)	(83)
Purchases of investment securities available-for-sale	(329)	(333)
Purchases of investment securities held-to-maturity	—	(300)
Proceeds from sales of investment securities available-for-sale	297	98
Proceeds from maturities of available-for-sale securities	110	36
Investment in nonmarketable equity investments	(67)	(18)
Other investing activities	(3)	(4)

Net cash used in investing activities	(641)	(664)

Financing Activities
Tax benefit for share based compensation	85	39
Exercise of stock options	11	9
Dividends paid	(79)	(79)
Investment in (redemption of) non-controlling interest	2	(5)
Payment of debt	—	(149)

Net cash provided by (used in) financing activities	19	(185)

Effect of exchange rate changes on cash and cash equivalents	(63)	21

Net increase in cash and cash equivalents	1,012	550
Cash and cash equivalents—beginning of period	2,055	1,505

Cash and cash equivalents—end of period	$3,067	$2,055

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended December 31, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$178	25.8%	19.1%	$121	19.5%	1,323	$58	18.1%	411	269	294	9.2
Canada	29	11.9%	7.1%	26	6.4%	291	3	14.3%	5	40	49	0.8
Europe	225	8.3%	14.0%	168	13.0%	2,130	57	17.1%	338	198	212	9.1
Latin America	66	22.0%	20.0%	38	25.0%	626	28	13.9%	175	104	127	3.9

Worldwide less United States	499	16.0%	16.1%	353	15.8%	4,370	146	16.8%	929	612	682	23.0
United States	253	2.1%	2.1%	214	3.3%	3,776	39	-4.0%	250	263	294	8.7

Worldwide	752	10.9%	11.0%	567	10.8%	8,146	185	11.7%	1,179	875	975	31.7

MasterCard Credit and Charge Programs
Worldwide less United States	353	11.5%	11.6%	300	13.4%	3,454	52	2.2%	234	447	507
United States	135	2.2%	2.2%	126	3.2%	1,547	9	-9.6%	7	143	171

Worldwide	488	8.7%	8.8%	427	10.2%	5,001	61	0.4%	242	591	678

MasterCard Debit Programs
Worldwide less United States	147	28.7%	28.6%	53	31.7%	916	94	27.0%	695	165	175
United States	118	2.0%	2.0%	88	3.6%	2,229	30	-2.3%	243	120	123

Worldwide	265	15.2%	15.2%	141	12.6%	3,144	124	18.3%	937	284	297

	For the 12 Months ended December 31, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$619	27.3%	18.8%	$412	17.1%	4,849	$207	22.1%	1,507	269	294
Canada	107	14.9%	4.2%	95	5.3%	1,078	12	-3.2%	20	40	49
Europe	809	10.8%	13.5%	604	13.2%	7,867	205	14.3%	1,269	198	212
Latin America	221	23.1%	17.4%	125	22.4%	2,207	95	11.5%	646	104	127

Worldwide less United States	1,755	17.9%	15.2%	1,236	14.7%	16,000	519	16.3%	3,443	612	682
United States	972	-0.3%	-0.3%	812	1.0%	14,317	160	-6.6%	1,016	263	294

Worldwide	2,727	10.7%	9.1%	2,047	8.9%	30,317	679	9.9%	4,459	875	975

MasterCard Credit and Charge Programs
Worldwide less United States	1,255	12.9%	10.0%	1,058	12.3%	12,808	197	-0.8%	922	447	507
United States	515	-2.0%	-2.0%	479	0.5%	5,853	36	-26.4%	30	143	171

Worldwide	1,770	8.1%	6.2%	1,537	8.3%	18,661	233	-5.8%	952	591	678

MasterCard Debit Programs
Worldwide less United States	500	32.8%	30.4%	177	31.3%	3,192	322	29.9%	2,520	165	175
United States	457	1.7%	1.7%	333	1.9%	8,464	124	1.2%	986	120	123

Worldwide	957	15.9%	14.9%	510	10.5%	11,656	447	20.4%	3,507	284	297

	For the 3 Months ended December 31, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$142	34.9%	21.4%	$95	19.1%	1,139	$46	26.4%	337	247	268
Canada	26	13.2%	-1.6%	24	1.7%	270	3	-24.9%	5	39	47
Europe	208	17.3%	8.4%	156	9.6%	1,873	52	5.0%	295	185	199
Latin America	54	19.7%	11.0%	31	13.7%	516	23	7.6%	161	99	122

Worldwide less United States	430	22.6%	12.0%	306	12.1%	3,798	124	11.6%	798	570	635
United States	248	-3.4%	-3.4%	207	-1.3%	3,673	41	-12.8%	257	279	314

Worldwide	678	11.6%	5.8%	513	6.3%	7,470	165	4.4%	1,055	849	949

MasterCard Credit and Charge Programs
Worldwide less United States	317	16.5%	5.8%	264	9.2%	3,114	52	-8.6%	234	444	501
United States	132	-13.0%	-13.0%	123	-7.8%	1,517	10	-49.5%	8	160	192

Worldwide	449	6.0%	-0.5%	387	3.2%	4,630	62	-18.7%	242	604	693

MasterCard Debit Programs
Worldwide less United States	114	43.3%	33.6%	42	34.8%	684	72	32.9%	564	126	134
United States	116	10.5%	10.5%	85	9.9%	2,156	31	12.1%	249	118	123

Worldwide	230	24.7%	20.9%	126	17.1%	2,840	103	25.9%	813	245	257

	For the 12 Months ended December 31, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$486	15.2%	18.5%	$327	16.9%	4,167	$159	22.0%	1,177	247	268
Canada	93	-8.8%	-2.7%	82	-0.3%	1,012	11	-17.4%	19	39	47
Europe	730	-5.8%	4.5%	546	5.4%	6,904	184	2.0%	1,125	185	199
Latin America	179	-4.1%	9.1%	99	12.5%	1,889	80	5.1%	606	99	122

Worldwide less United States	1,488	0.2%	8.8%	1,053	8.9%	13,972	435	8.5%	2,927	570	635
United States	975	-7.5%	-7.5%	804	-6.1%	14,245	172	-13.4%	1,039	279	314

Worldwide	2,463	-3.0%	1.7%	1,857	1.8%	28,218	606	1.3%	3,966	849	949

MasterCard Credit and Charge Programs
Worldwide less United States	1,112	-4.5%	3.6%	916	6.6%	11,577	195	-8.7%	927	444	501
United States	526	-16.8%	-16.8%	477	-12.8%	5,912	49	-42.2%	37	160	192

Worldwide	1,637	-8.8%	-4.0%	1,393	-0.9%	17,488	244	-18.1%	963	604	693

MasterCard Debit Programs
Worldwide less United States	377	16.8%	27.6%	137	26.7%	2,396	239	28.1%	2,001	126	134
United States	450	6.3%	6.3%	327	5.8%	8,334	123	7.9%	1,002	118	123

Worldwide	826	10.9%	15.1%	464	11.2%	10,730	362	20.5%	3,003	245	257

APMEA = Asia Pacific / Middle East / Africa

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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